Exhibit 99.1

Assurant Announces CEO Retirement and Succession Plan

Alan B. Colberg to Retire at Year-End 2021

Keith W. Demmings Appointed President and Named CEO Successor

NEW YORK, May 18, 2021 — Assurant, Inc. (NYSE: AIZ), a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases, today announced that Alan B. Colberg, President and CEO of the company for the last seven years, plans to retire at the end of 2021. Keith W. Demmings has been appointed President of Assurant, effective immediately, and has been named to succeed Colberg as CEO and Director in January 2022. Demmings currently leads Assurant’s largest business segment, Global Lifestyle, which includes the company’s global operations. As President, Demmings will have oversight for all of Assurant’s Housing and Lifestyle businesses, which will report directly to him.

“On behalf of the Board of Directors, the management team, and Assurant’s 14,000 employees, I want to thank Alan for his exemplary and steadfast leadership, and all he has done to build a stronger Assurant for the future,” said Elaine Rosen, Chair of the Board of Assurant. “Reflecting on his tenure, Alan successfully repositioned Assurant from a specialty insurance holding company to a leading global provider of connected lifestyle offerings, and in doing so, delivered multiple years of strong profitable growth and significant shareholder value since his appointment. We also celebrate his unwavering commitment to developing a diverse and deep bench of global talent and creating a more unified company, aligned around a common purpose, shared values and devoted to social responsibility long term.”

With a strategic vision, grounded in better serving the evolving needs of consumers’ lifestyles, Colberg launched a multi-year transformation to cement the company’s market-leading positions across its housing and lifestyle businesses. This transformation was seamlessly executed through the divesture of Assurant’s health, employee benefits and pre-funded funeral businesses, several strategic acquisitions, including The Warranty Group and most recently, HYLA Mobile, as well as organic investments in core capabilities to deliver more value to consumers and enhance their overall experience.

“I owe a debt of gratitude to our employees across the world for their continued dedication and support, and their unrelenting ability to pivot and grow for the benefit of all stakeholders,” Colberg said. “I am excited to work even more closely with Keith over the coming months during this transition. Throughout the years, he has demonstrated an unyielding focus on our clients and our people, and in doing so has succeeded in significantly expanding our business globally, developing innovative offerings that have created new opportunities for Assurant and our employees.”

“The entire Board and I want to thank Alan for his steady leadership, and to express our pride in the company’s ability to affect a well-planned and smooth transition to a very capable internal leader in Keith,” Rosen remarked. “Keith’s decades of experience and proven leadership, together with his true passion for our business, gives us confidence that he will successfully shepherd Assurant into the future.”

Colberg commented, “Keith is a natural choice to lead Assurant forward. He personifies the values and integrity that are emblematic of Assurant’s culture, while also demonstrating dedication to our employees, customers and communities that will ensure we continue to build on our success in the future. His deep knowledge of our company has been instrumental in guiding Assurant’s growth agenda across the enterprise, and as President he will support and drive innovation through our connected world businesses.”

A native of Vancouver Island, Canada, Demmings joined Assurant in Toronto in 1997. Over his 24 years with the company, Demmings has assumed increasing levels of responsibility across Assurant’s global enterprise, including President, Assurant Canada, leadership of the company’s international business and overseeing Global Lifestyle, which under his leadership has grown significantly to become Assurant’s largest business segment, through a focus on supporting the ever-evolving connected lifestyle.

“I am honored and excited to take on this role,” said Demmings. “The commitment and deep talent of our employees is central to our success and I look forward to leading our global employees as we continue to evolve our products, services and capabilities to serve our clients and customers.”

Rosen concluded, “As we look toward the future, Assurant is well positioned to build on a track record of success, without skipping a beat, and we are confident that we are going from strength to strength with this leadership transition.”

•	Alan B. Colberg - biography: https://www.assurant.com/leadership/alan-b.-colberg-2

•	Keith W. Demmings - biography: https://www.assurant.com/leadership/keith-w.-demmings

About Assurant

Assurant, Inc. (NYSE: AIZ) is a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 500 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; pre-funded funeral insurance; renters insurance; lender-placed insurance products; and other specialty products. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future.

Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:

Linda Recupero

Senior Vice President, Enterprise Communication

Phone: 201.519.9773

linda.recupero@assurant.com

Investor Relations Contacts:

Suzanne Shepherd

Senior Vice President, Investor Relations

Phone: 201.788.4324

suzanne.shepherd@assurant.com

Sean Moshier

Assistant Vice President, Investor Relations

Phone: 914.204.2253

sean.moshier@assurant.com